Exhibit 99.1

Victory Capital Reports August 2022 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--September 12, 2022--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $159.1 billion as of August 31, 2022. The Company also reported average net assets under management for the month of August of $163.6 billion.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	August 31, 2022	July 31, 2022
Solutions	$52,710	$54,134
Fixed Income	28,625	29,765
U.S. Mid Cap Equity	27,643	28,530
U.S. Small Cap Equity	15,551	16,098
U.S. Large Cap Equity	11,925	12,773
Global / Non-U.S. Equity	13,758	14,091
Alternative Investments	5,648	5,715
Total Long-Term Assets	$155,861	$161,106
Money Market / Short Term Assets	3,217	3,123
Total Assets Under Management	$159,078	$164,229

By Vehicle
Mutual Funds[2]	$104,652	$108,151
Separate Accounts and Other Pooled Vehicles[3]	48,924	50,659
ETFs[4]	5,503	5,418
Total Assets Under Management	$159,078	$164,229

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.
[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

About Victory Capital

Victory Capital is a diversified global asset management firm with $159.1 billion in assets under management as of August 31, 2022. It was ranked ninth on Fortune’s list of the 100 Fastest Growing Companies for 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

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Contacts

Investors:
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Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director, Global Communications
210-694-9693
Jessica_davila@vcm.com